Preliminary Terms	Preliminary Terms No. 1,084
To prospectus dated February 16, 2016 and product	Registration Statement No. 333-200365
supplement for leveraged index-linked securities	Dated September 27, 2016; Rule 433
dated February 29, 2016
Structured Investments	Morgan Stanley $ Return Enhanced Notes Linked to the SPDR® S&P® Oil & Gas Exploration & Production ETF due October 18, 2017 Principal at Risk Securities

General

•	The securities are designed for investors who seek a return of three times the appreciation of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Underlying Shares”) over the term of the securities, up to a Maximum Total Return on the securities of 31.47% at maturity. Investors should be willing to forgo interest and dividend payments, and, if the Underlying Shares decline, be willing to lose some or all of their principal.

•	Unsecured obligations of Morgan Stanley maturing October 18, 2017†.

•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples thereof.

•	The securities are expected to price on or about September 30, 2016 and are expected to settle on or about October 5, 2016.

•	All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Terms

Underlying Shares:	Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “Fund”)
Upside Leverage Factor:	3
Payment at Maturity:	If the Ending Share Price is greater than the Initial Share Price, you will receive a cash payment that provides you with a return per $1,000 principal amount security equal to the Underlying Share Return multiplied by three, subject to a Maximum Total Return on the securities of 31.47%. For example, if the Underlying Share Return is greater than or equal to 10.49%, you will receive the Maximum Total Return on the securities of 31.47%, which entitles you to the maximum payment at maturity of $1,314.70 for every $1,000 principal amount security that you hold. Accordingly, if the Underlying Share Return is positive, your payment per $1,000 principal amount security will be calculated as follows, subject to the Maximum Total Return:
$1,000 +[$1,000 x (Underlying Share Return x 3)]
If the Ending Share Price is equal to the Initial Share Price, you will receive at maturity a cash payment of $1,000 per $1,000 principal amount security.
Your investment will be fully exposed to any decline in the Underlying Shares. If the Ending Share Price declines from the Initial Share Price, you will lose 1% of the principal amount of your securities for every 1% that the Underlying Shares decline below the Initial Share Price, and your payment per $1,000 principal amount security will be calculated as follows:
$1,000 + ($1,000 x Underlying Share Return)
You will lose some or all of your investment at maturity if the Ending Share Price declines from the Initial Share Price.
Underlying Share Return:	The performance of the Underlying Shares from the Initial Share Price to the Ending Share Price, calculated as follows:
Ending Share Price – Initial Share Price
Initial Share Price
The Underlying Share Return may be positive, zero or negative.
Maximum Total Return:	31.47%
Underlying Share Closing Price	On any day, the Share Closing Price for the Underlying Shares times the Adjustment Factor on such day
Initial Share Price:	The Underlying Share Closing Price on the Pricing Date.
Ending Share Price:	The arithmetic average of the Underlying Share Closing Prices on each of the five Averaging Dates.
Adjustment Factor	1.0, subject to adjustment in the event of certain events affecting the Underlying Shares. See “Additional Terms Specific to the Securities–Antidilution Adjustments” below.
Averaging Dates†:	October 9, 2017, October 10, 2017, October 11, 2017, October 12, 2017 and October 13, 2017
Maturity Date†:	October 18, 2017
Listing:	The securities will not be listed on any securities exchange.
Estimated value on the Pricing Date	Approximately $970.60 per security, or within $10.00 of that estimate. See “Additional Terms Specific To The Securities” on page 2.
CUSIP / ISIN:	61761JY86/ US61761JY863
†	Subject to postponement for non-trading days or in the event of a market disruption event as described under “Additional Terms Specific to the Securities–Market Disruption Events” below.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page S-27 of the accompanying product supplement for leveraged index-linked securities and “Selected Risk Considerations” beginning on page 6 of these preliminary terms.

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a product supplement for leveraged index-linked securities) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus in that registration statement, the product supplement for leveraged index-linked securities and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the product supplement for leveraged index-linked securities and these preliminary terms if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying product supplement for leveraged index-linked securities and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer(3)
Per security	$1,000	$10.00	$990.00
Total	$	$	$

(1) J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the issuer or one of its affiliates that will not exceed $10.00 per $1,000 principal amount of securities.

(2) Please see “Supplemental Plan of Distribution; Conflicts of Interest” in these preliminary terms for information about fees and commissions.

(3) See “Use of Proceeds and Hedging” on page 10.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our wholly owned subsidiary. See “Supplemental Plan of Distribution; Conflicts of Interest” below.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Morgan Stanley

September 27, 2016

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read these preliminary terms together with the prospectus dated February 16, 2016, as supplemented by the product supplement for leveraged index-linked securities dated February 29, 2016. These Return Enhanced Notes are an issuance of our leveraged index-linked securities and their terms are further described in the product supplement for leveraged index-linked securities. You should note that the product supplement for leveraged index-linked securities describes offerings linked to indices and not exchange-traded funds. Accordingly, you should review carefully the provisions described in these preliminary terms that apply to these securities and supersede the relevant terms in the product supplement. These preliminary terms, together with the documents listed below, contain the terms of the securities and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement for leveraged index-linked securities, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement for Leveraged Index-Linked Securities dated February 29, 2016: http://www.sec.gov/Archives/edgar/data/895421/000095010316011497/dp63837_424b2-msfllever.htm

•	Prospectus dated February 16, 2016:

https://www.sec.gov/Archives/edgar/data/895421/000095010316011142/dp63500_424b2-base.htm

Terms used in these preliminary terms are defined in the product supplement for leveraged index-linked securities or in the prospectus. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refer to Morgan Stanley.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the Pricing Date will be less than $1,000. We estimate that the value of each security on the Pricing Date will be approximately $970.60, or within $10.00 of that estimate. Our estimate of the value of the securities as determined on the Pricing Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Pricing Date?

In valuing the securities on the Pricing Date, we take into account that the securities comprise both a debt component and a performance-based component linked to the Underlying Shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying Shares, instruments based on the Underlying Shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the Upside Leverage Factor and the Maximum Total Return, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the Pricing Date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, may vary from, and be lower than, the estimated value on the Pricing Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

What is the Total Return on the Securities at Maturity Assuming a Range of Performance for the Underlying Shares?

The following table and graph illustrate the hypothetical total return at maturity on the securities. The “total return” as used in these preliminary terms is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000. The hypothetical total returns set forth below assume an Initial Share Price of $30.00. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Ending Share Price	Underlying Share Return	Payment on Securities (per $1,000)	Total Return on Securities
$54.000	80.00%	$1,314.70	31.47%
$48.000	60.00%	$1,314.70	31.47%
$42.000	40.00%	$1,314.70	31.47%
$36.000	20.00%	$1,314.70	31.47%
$33.147	10.49%	$1,314.70	31.47%
$33.000	10.00%	$1,300.00	30.00%
$31.500	5.00%	$1,150.00	15.00%
$30.000	0.00%	$1,000.00	0.00%
$27.000	-10.00%	$900.00	-10.00%
$24.000	-20.00%	$800.00	-20.00%
$21.000	-30.00%	$700.00	-30.00%
$18.000	-40.00%	$600.00	-40.00%
$15.000	-50.00%	$500.00	-50.00%
$0.000	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table and graph above are calculated.

Example 1: The price of the Underlying Shares increases from the Initial Share Price of $30.00 to an Ending Share Price of $31.50. Because the Ending Share Price of $31.50 is greater than the Initial Share Price of $30.00 and the Underlying Share Return of 5% multiplied by 3 does not exceed the Maximum Total Return of 31.47%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount security, calculated as follows:

$1,000 + [$1,000 x (5% x 3)] = $1,150

Example 2: The price of the Underlying Shares increases from the Initial Share Price of $30.00 to an Ending Share Price of $42.00. Because the Underlying Share Return of 40% multiplied by 3 exceeds the Maximum Total Return of 31.47%, the investor receives a payment at maturity of $1,314.70 per $1,000 principal amount security, the maximum payment on the securities.

Example 3: The price of the Underlying Shares decreases from the Initial Share Price of $30.00 to an Ending Share Price of $24.00. Because the Ending Share Price of $24.00 is less than the Initial Share Price of $30.00, the Underlying Share Return is negative and the investor will receive a payment at maturity of $800 per $1,000 principal amount security, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL, AND NO DOWNSIDE PROTECTION – The securities provide the opportunity to enhance equity returns by multiplying any positive Underlying Share Return by three, up to the Maximum Total Return on the securities of 31.47%, resulting in a maximum Payment at Maturity of $1,314.70 for every $1,000 principal amount security. However, if the Underlying Share Return is negative, investors will participate fully in the negative performance and will lose some or all of their initial investment. Because the securities are our unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	SECURITIES LINKED TO THE SPDR® S&P® OIL & GAS EXPLORATION & PRODUCTION ETF — The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SPDR® Series Trust (“SPDR Trust”), a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index® (the “share underlying index”). See “Information about the Underlying Shares” on page PS-11 of these preliminary terms.

•	TAX TREATMENT – You should review carefully the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities. Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, and subject to the discussion below concerning the potential application of the “constructive ownership” rule, your gain or loss on the securities should be treated as long-term capital gain or loss if you have held the securities for more than one year, and short-term capital gain or loss otherwise, even if you are an initial purchaser of securities at a price that is below the principal amount of the securities. The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the securities, in which case the timing and character of any income or loss on the securities could be significantly and adversely affected. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, you would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA Legislation” in the accompanying product supplement for leveraged index-linked securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments.

Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. Holders should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for leveraged index-linked securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should consult your tax adviser regarding the treatment of the securities, including possible alternative characterizations, the potential application of the “constructive ownership” rule, the issues presented by the 2007 notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Treatment” and the section entitled “United States Federal Taxation” in the accompanying product supplement for leveraged index-linked securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Shares. Some of these risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement for leveraged index-linked securities and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of principal. The return on the securities at maturity is linked to the performance of the Underlying Shares and will depend on whether, and the extent to which, the Underlying Share Return is positive or negative. The securities are linked to a single exchange-traded fund. Your investment will be fully exposed to any decline in the Ending Share Price as compared to the Initial Share Price. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

•	YOUR MAXIMUM GAIN ON THE SECURITIES IS LIMITED TO THE MAXIMUM TOTAL RETURN – If the Ending Share Price is greater than the Initial Share Price, for each $1,000 principal amount security, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 31.47% on the stated principal amount, regardless of the appreciation in the Underlying Shares, which may be significant.

•	THE SECURITIES DO NOT PAY INTEREST – Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE SECURITIES – You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities, and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES – The value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the trading price, volatility (frequency and magnitude of changes in value) and dividends of the underlying shares and of the stocks composing the S&P® Oil & Gas Exploration & Production Select Industry Index,

•	interest and yield rates in the market,

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect securities markets generally or the component stocks of the share underlying index and which may affect the price of the Underlying Shares,

•	the time remaining until the maturity of the securities,

•	the occurrence of certain events affecting the Underlying Shares that may or may not require an adjustment to the adjustment factor, and

•	the composition of the share underlying index and changes in the constituent stocks of the share underlying index, and

•	our creditworthiness, including actual or anticipated changes in our credit ratings or credit spreads.

•	INVESTING IN THE SECURITIES EXPOSES INVESTORS TO RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH A CONCENTRATION IN THE OIL AND GAS EXPLORATION AND PRODUCTION INDUSTY – The stocks included in the share underlying index and that are generally tracked by the Underlying Shares are stocks of companies whose primary business is associated with the exploration and production of oil and gas. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers or issuers in a less volatile industry. The oil and gas industry is significantly affected by a number of factors that influence worldwide economic conditions and oil and gas prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may offset or magnify each other, including:

o	worldwide and domestic supplies of, and demand for, crude oil and natural gas;

o	the cost of exploring for, developing, producing, refining and marketing crude oil and natural gas;

o	consumer confidence;

o	changes in weather patterns and climatic changes;

o	the ability of the members of Organization of Petroleum Exporting Countries (OPEC) and other producing nations to agree to and maintain production levels;

o	the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;

o	the price and availability of alternative and competing fuels;

o	domestic and foreign governmental regulations and taxes;

o	employment levels and job growth; and

o	general economic conditions worldwide.

These or other factors or the absence of such factors could cause a downturn in the oil and natural gas industries generally or regionally and could cause the value of some or all of the component stocks included in the share underlying index to decline during the term of the securities.

•	INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING IN THE UNDERLYING SHARES OR THE STOCKS COMPOSING THE SHARE UNDERLYING INDEX. Investing in the securities is not equivalent to investing in the Underlying Shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlying Shares or the stocks that constitute the share underlying index.

The investment adviser to the SPDR® S&P® Oil & Gas Exploration & Production ETF, SSgA Funds Management, Inc. (the “Investment Adviser”), seeks investment results that correspond generally to the total return performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the SPDR® S&P® Oil & Gas Exploration & Production ETF. Any of these actions could adversely affect the price of the Underlying Shares and, consequently, the value of the securities. Standard & Poor’s Financial Services LLC (“S&P”) is responsible for calculating and maintaining the share underlying index. S&P may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. S&P may discontinue or suspend calculation or publication of the share underlying index at any time. Any of these actions could adversely affect the value of the share underlying index, and, consequently, the price of the Underlying Shares and the value of the securities.

•	THE PERFORMANCE AND MARKET PRICE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE SHARE UNDERLYING INDEX, THE PERFORMANCE OF THE COMPONENT SECURITIES OF THE SHARE UNDERLYING INDEX OR THE NET ASSET VALUE PER SHARE OF THE FUND – The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index. All of these factors may lead to a lack of correlation between the performance of the Fund and the share underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Fund may impact the variance between the performances of the Fund and the share underlying index. Finally, because the shares of the Fund are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Fund may differ from the net asset value per share of the Fund.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Fund may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the Fund may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Fund, and their ability to create and redeem shares of the Fund may be disrupted. Under these circumstances, the market price of shares of the Fund may vary substantially from the net asset value per share of the Fund or the level of the share underlying index.

For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the Fund.  Any of these events could materially and adversely affect the price of the shares of the Fund and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on any of the Averaging Dates, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing prices per share of the Fund on the Averaging Dates, even if the Fund’s shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the Fund.

•	THE RATE WE ARE WILLING TO PAY FOR SECURITIES OF THIS TYPE, MATURITY AND ISSUANCE SIZE IS LIKELY TO BE LOWER THAN THE RATE IMPLIED BY OUR SECONDARY MARKET CREDIT SPREADS AND ADVANTAGEOUS TO US. BOTH THE LOWER RATE AND THE INCLUSION OF COSTS ASSOCIATED WITH ISSUING, SELLING, STRUCTURING AND HEDGING THE SECURITIES IN THE ORIGINAL ISSUE PRICE REDUCE THE ECONOMIC TERMS OF THE SECURITIES, CAUSE THE ESTIMATED VALUE OF THE SECURITIES TO BE LESS THAN THE ORIGINAL ISSUE PRICE AND WILL ADVERSELY AFFECT SECONDARY MARKET PRICES– Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the Underlying Shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

•	THE ESTIMATED VALUE OF THE SECURITIES IS DETERMINED BY REFERENCE TO OUR PRICING AND VALUATION MODELS, WHICH MAY DIFFER FROM THOSE OF OTHER DEALERS AND IS NOT A MAXIMUM OR MINIMUM SECONDARY MARKET PRICE– These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the Pricing Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “Many economic and market factors will impact the value of the securities” above.

•	LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC (“MS & Co.”) may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

•	POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

As calculation agent, MS & Co. may make certain determinations that may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Additional Terms Specific to the Securities—Adjustment Factor,” —Antidilution Adjustments,” “—Market Disruption Events.” “—Postponement of Averaging Dates,” “—Alternate Exchange Calculation in Case of an Event of Default,” “—Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation” and related definitions below.

Additionally, some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the Underlying Shares. We will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the price of the Underlying Shares and the value of the securities. In addition, MS & Co. has determined the estimated value of the securities on the Pricing Date.

•	HEDGING AND TRADING ACTIVITY BY OUR SUBSIDIARIES COULD POTENTIALLY ADVERSELY AFFECT THE VALUE OF THE SECURITIES– One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the Underlying Shares or the share underlying index), including trading in the Underlying Shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. Some of our subsidiaries also trade the Underlying Shares and other financial instruments related to the Underlying Shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Pricing Date could potentially increase the Initial Share Price, and, therefore, could increase the price at or above which the Underlying Shares must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities.

•	The antidilution adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that could affect the underlying shares – MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the Underlying Shares. However, the calculation agent will not make an adjustment for every corporate event that could affect the Underlying Shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

•	Morgan Stanley may engage in business with or involving SPDR Trust without regard to your interests – We or our affiliates may presently or from time to time engage in business with SPDR Trust without regard to your interests, including extending loans to, or making equity investments in, SPDR Trust or its affiliates or subsidiaries or providing advisory services to SPDR Trust such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about SPDR Trust. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to SPDR Trust. These research reports may or may not recommend that investors buy or hold the Underlying Shares.

•	THE OFFERING OF THE SECURITIES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the securities as an “open transaction” for U.S. federal income tax purposes, the offering of the securities will be terminated.

Use of Proceeds and Hedging

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the Pricing Date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the Underlying Shares, in futures and/or options contracts on the Underlying Shares or any component stocks of the share underlying index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the price of the Underlying Shares on the Pricing Date, and therefore could increase the price at or above which the Underlying Shares must close on the Averaging Dates so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the term of the securities, including on the Averaging Dates, by purchasing and selling the stocks constituting the Underlying Shares, futures or options contracts on the Underlying Shares or component stocks of the share underlying index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Averaging Dates approach. We cannot give any assurance that our hedging activities will not affect the value of the Underlying Shares, and, therefore, adversely affect the price of the securities or the payment you will receive at maturity, if any.

Historical Information

The following graph sets forth the historical performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF based on the daily Share Closing Prices from January 1, 2011 through September 26, 2016. The Share Closing Price on September 26, 2016 was $36.06. We obtained the Share Closing Prices below from Bloomberg Financial Markets, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical price of the Underlying Shares should not be taken as an indication of future performance, and no assurance can be given as to the Share Closing Price on any of the Averaging Dates. We cannot give you assurance that the performance of the Underlying Shares will result in the return of any of your initial investment.

Historical Performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF

Information about the Underlying Shares

SPDR® S&P® Oil & Gas Exploration & Production ETF; Public Information. The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks to provide investment results that, before fees and expenses, correspond generally to the total return performance of publicly traded equity securities of companies included in the S&P® Oil & Gas Exploration & Production Select Industry Index®. The SPDR® S&P® Oil & Gas Exploration & Production ETF is managed by SPDR® Series Trust, a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPDR Trust Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the Commission file numbers 333-57793 and 811-08839, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

These preliminary terms relate only to the securities offered hereby and do not relate to the Underlying Shares. We have derived all disclosures contained in these preliminary terms regarding SPDR Trust from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to SPDR Trust. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding SPDR Trust is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Underlying Shares (and therefore the price of the Underlying Shares at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning SPDR Trust could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the Underlying Shares.

We and/or our affiliates may presently or from time to time engage in business with SPDR Trust. In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPDR Trust, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the Underlying Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a prospective purchaser of the Securities, you should undertake an independent investigation of SPDR Trust as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Underlying Shares.

“S&P®”, “SPDR®” and “S&P® Oil & Gas Exploration & Production Select Industry Index®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”), an affiliate of The McGraw-Hill Companies, Inc. (“MGH”). The securities are not sponsored, endorsed, sold, or promoted by S&P, MGH or the SPDR Trust. S&P, MGH and the SPDR Trust make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the securities. S&P, MGH and the SPDR Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Additional Terms Specific to the Securities

The additional terms specified below supersede the relevant terms of the accompanying product supplement for leveraged index-linked securities dated February 29, 2016.

Adjustment Factor. The Adjustment Factor with respect to the Underlying Shares is initially set at 1.0, and is subject to adjustment in the event of certain corporate events affecting the Underlying Shares. See “—Antidilution Adjustments” below.

Antidilution Adjustments. The Adjustment Factor will be adjusted as follows:

If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor will be adjusted to equal the product of the then-current Adjustment Factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

No adjustment to the Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factor will be made up to the close of business on the final Averaging Date.

No adjustments to the Adjustment Factor or method of calculating the Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the Underlying Share Closing Price of the Underlying Shares.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Adjustment Factor or method of calculating the Adjustment Factor and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Adjustment Factor upon written request by any investor in the securities.

Market Disruption Events. Market Disruption Event means, with respect to the Underlying Shares (or any other security for which a trading price or closing price must be determined), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i) the occurrence or existence of:

(a) a suspension, absence or material limitation of trading of the Underlying Shares on the primary market for the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the Underlying Shares as a result of which the reported trading prices for the Underlying Shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Underlying Shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the share underlying index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchanges; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the share underlying index or the Underlying Shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the share underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the share underlying index, shall be based on a comparison of (x) the portion of the value of such index attributable to that security relative to (y) the overall value of such index, in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the Underlying Shares or in futures or options contract related to the share underlying index or the Underlying Shares will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts on the share underlying index or on the Underlying Shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the share underlying index or the Underlying Shares, and (4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the share underlying index or the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant Exchange. Relevant Exchange means the primary exchange or market of trading for any security (or any combination thereof) then included in the share underlying index or any successor index.

Postponement of Maturity Date: If the scheduled Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day immediately following the scheduled Maturity Date. If the final Averaging Date is postponed so that it falls less than three scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the third scheduled Trading Day following the final Averaging Date as postponed. See “–Postponement of Averaging Dates” below.

Postponement of Averaging Dates: If a Market Disruption Event with respect to the Underlying Shares occurs on any scheduled Averaging Date or if any such scheduled Averaging Date is not a Trading Day, the Share Closing Price for such scheduled Averaging Date will be determined on the immediately succeeding Trading Day on which no Market Disruption Event will have occurred; provided that the Share Closing Price will not be determined on a date later than the tenth scheduled Trading Day after the scheduled final Averaging Date, and if such date is not a Trading Day, or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Share Closing Price of the Underlying Shares on such date as the mean of the bid prices for the Underlying Shares for such date obtained from as many recognized dealers in such Underlying Shares, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Trading Day: A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Share Closing Price. The Share Closing Price for the Underlying Shares (or one unit of any other security for which a Share Closing Price must be determined) on any Trading Day will be determined by the Calculation Agent and will mean:

(i) if the Underlying Shares (or any such other security) are listed on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Underlying Shares (or any such other security) are listed,

(ii) if the Underlying Shares (or any such other security) are securities of NASDAQ, the official closing price published by NASDAQ on such day, or

(iii) if the Underlying Shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the Underlying Shares (or any such other security) are listed on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the Share Closing Price for one Underlying Share (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day. If a Market Disruption Event occurs with respect to the Underlying Shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the Underlying Shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the Share Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for the Underlying Shares (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third party dealers, the Share Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA.

Discontinuance of the Underlying Shares and/or Share Underlying Index; Alteration of Method of Calculation. If trading in the Underlying Shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the SPDR® S&P® Oil & Gas Exploration & Production ETF is liquidated or otherwise terminated (a “Discontinuance or Liquidation Event”), the Share Closing Price on the Averaging Dates following the Discontinuance or Liquidation Event will be determined by the Calculation Agent and will be deemed to equal the product of (i) the closing value of the share underlying index (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the share underlying index following such Discontinuance or Liquidation Event) times (ii) a fraction, the numerator of which is the Share Closing Price and the denominator of which is the closing value of the share underlying index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the Discontinuance or Liquidation Event on which an Share Closing Price was available.

If, subsequent to a Discontinuance or Liquidation Event, S&P discontinues publication of the share underlying index and MSCI or another entity (including MS & Co.) publishes a successor or substitute index that the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued share underlying index (such index being referred to herein as a “successor index”), then any subsequent Share Closing Price on any Trading Day following a Discontinuance or Liquidation Event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such Trading Day.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to DTC, as holder of the securities, within three Business Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, subsequent to a Discontinuance or Liquidation Event, S&P discontinues publication of the share underlying index prior to, and such discontinuance is continuing on, the Averaging Dates, and MS & Co., and the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the Share Closing Price for such date. The Share Closing Price will be computed by the Calculation Agent in accordance with the formula for calculating the share underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the share underlying index may adversely affect the value of the securities.

Alternate Exchange Calculation in Case of an Event of Default: If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final Averaging Date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the issuer or one of its affiliates that will not exceed $10.00 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is our wholly owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the Pricing Date will be no lower than the minimum level described in “Additional Terms Specific To The Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.